Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator

Synovus Financial Corp.

  2011 Employee Stock Purchase Plan:

We consent to the incorporation by reference in the registration statements (No. 333-174265 and No. 333-187464) on Form S-8 of Synovus Financial Corp. of our report dated March 30, 2016, with respect to the statements of financial condition of the Synovus Financial Corp. 2011 Employee Stock Purchase Plan (the “Plan”) as of December 31, 2015 and 2014, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2015, which report appears in the December 31, 2015 annual report on Form 11-K of the Synovus Financial Corp. 2011 Employee Stock Purchase Plan.

/s/ KPMG LLP

Atlanta, Georgia

March 30, 2016